CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 12, 2005, relating to the financial statements and financial highlights which appears in the August 31, 2005 Annual Reports to the Board of Directors and Shareholders of Templeton World Fund and Templeton Foreign Fund, each a series of Templeton Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PRICEWATERHOUSECOOPERS LLP

San Francisco, California
December 28, 2005